As filed with the Securities and Exchange Commission on June 10, 2009
Registration No. 333-___

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT
 UNDER
 THE SECURITIES ACT OF 1933

 Micrus Endovascular Corporation
(Exact name of registrant as specified in its charter)

Delaware	23-2853441
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 Fox Lane, San Jose, CA 95131
 (Address of principal executive offices) (Zip Code)

 1998 Stock Plan
 2005 Equity Incentive Plan
 2005 Employee Stock Purchase Plan
 (Full title of the Plans)

John T. Kilcoyne
Chairman of the Board and Chief Executive Officer
Micrus Endovascular Corporation
821 Fox Lane, San Jose, CA 95131
(Name and address of agent for service)

(408) 433-1400
 (Telephone number, including area code, of agent for service)

Copy to:
 Glen R. Van Ligten, Esq.
 Orrick, Herrington & Sutcliffe LLP
 1020 Marsh Road, Menlo Park ,  CA 94025
 (650) 614-7400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer   ☐                                                                                                Accelerated filer   ☑
Non-accelerated filer   ☐                                                                                     Smaller reporting company   ☐
(Do not check if smaller reporting company)

TRANSFER OF UNSOLD SHARES

Micrus Endovascular Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to transfer certain shares of the Registrant’s Common Stock originally registered for offer or sale pursuant to the Registrant’s 1998 Stock Plan (the “1998 Plan”) to the Registrant’s 2005 Equity Incentive Plan (the “2005 Plan”).

On June 30, 2005, the Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-126270) (the “Form S-8”) registering 2,355,373 shares of the Registrant’s Common Stock, par value $0.01 per share, to be issued pursuant to the 1998 Plan, 2,394,592 shares to be issued pursuant to the 2005 Plan, and 222,222 shares to be issued pursuant to the Registrant’s 2005 Employee Stock Purchase Plan.

Under the 2005 Plan, all shares of the Registrant’s Common Stock that are issuable upon the exercise of stock options previously granted under the 1998 Plan that expire or become unexercisable for any reason automatically become available for issuance under the 2005 Plan. On August 15, 2007, the Registrant transferred 73,401 shares previously registered for issuance pursuant to the 1998 Plan to the 2005 Plan on the Post-Effective Amendment No. 1 to Form S-8 filed with the Securities and Exchange Commission (Registration No. 333-126270), which represented the total number of shares of the Registrant’s Common Stock subject to stock options granted under the 1998 Plan that had expired or become unexercisable between June 15, 2005 and June 30, 2007. Between July 1, 2007 and March 31, 2009, the total number of shares of the Registrant’s Common Stock subject to stock options previously granted under the 1998 Plan that have expired or become unexercisable for any reason and, therefore, that became available for issuance under the 2005 Plan, was 27,274 shares.

This Post-Effective Amendment No. 2 is hereby filed to transfer the 27,274 shares previously registered for issuance pursuant to the 1998 Plan to the 2005 Plan. The Form S-8 otherwise continues in effect as to the balance of the shares of the Registrant’s Common Stock remaining available for offer or sale pursuant thereto.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on June 10, 2009.

MICRUS ENDOVASCULAR CORPORATION (Registrant)
By:	/s/ JOHN T. KILCOYNE
John T. Kilcoyne
Chairman of the Board and Chief Executive Officer